PRESS RELEASE

Rancher Energy Appoints CFO

DENVER, CO--(MARKET WIRE)--Jan 16, 2007 -- Rancher Energy Corp. (OTC BB:RNCH.OB - News) ("Rancher Energy" or the "Company") is pleased to announce the hiring of Mr. Dan Foley as the Company's Chief Financial Officer. Mr. Foley began his work for Rancher Energy on Monday 15 January 2007.

Mr. Foley has over 20 years of experience in financial management and strategic planning in the energy industry, and his extensive financial experience was preceded by 4 years in engineering management. Among other accomplishments, Mr. Foley was a member of a core management team that built a $100 million private startup into a $3 billion market capitalization NYSE company. He has a successful track record in equity and debt financing, strategic planning, corporate mergers & acquisitions, risk management, and the establishment and maintenance of corporate relationships. He has achieved significant measurable results in initiating and managing strategies for growth, and staff and team development.

Since 2003, Mr. Foley was Treasurer & Acting CFO of Aspect Energy, Denver, Colorado where he was responsible for all financial functions and information technology for this highly regarded privately held, fast paced E&P company. He managed senior, subordinated, and special purpose debt facilities and relationships, cash and payables management, commodity price hedging activities, including the establishment of new counterparty relationships. He was responsible for corporate budgeting and forecasting, managed accounting and IT functions, and recruited high quality accounting, finance and IT staff commensurate with the expansion of the scope of the company's operations.

From 2001-02, Mr. Foley was Senior Vice President--Corporate Finance at Mission Resources Corporation, Houston, Texas, where he was responsible for corporate activities in financial markets, corporate mergers & acquisitions, and other financial functions for this publicly held E&P company.

From 1998-2001, Mr. Foley was Director--Global Energy Corporate Finance at Arthur Andersen LLP, Houston, Texas where he led professional corporate finance teams for companies in the energy sector. From 1987-1998, Mr. Foley was Vice President--International Finance (1998), Vice President and Group Manager--Capital and Planning (1996-1998), and Manager, Director, Senior Associate--Planning & Analysis (1987-1996) at United Meridian Corp./Ocean Energy, Inc., Houston, Texas, where he managed debt and equity financing and risk assessment for the company's domestic and international operations, as well as managing strategic planning at the corporate level, including the analysis and execution of mergers and acquisitions. From 1984-87, Mr. Foley held financial positions in upstream operations and downstream and crude trading functions at Chevron Corporation, San Francisco, California, and New Orleans, Louisiana. From 1978-1982, Mr. Foley worked in engineering management and field engineering at Shell Oil Company in Houston, Texas, and Denver, Colorado.

Mr. Foley received an M.B.A in Finance--With Distinction, from The Wharton School at the University of Pennsylvania, Philadelphia, Pennsylvania (1983), and a B.S. & Masters Degree in Civil Engineering from Rice University, Houston, Texas (1976 & 1978).

"We are pleased that Mr. Foley has joined Rancher Energy as our fourth and final member of the Company's core senior management team," remarked John Works, President & CEO of Rancher Energy. "We believe Mr. Foley has the financial skills, experience, and strategic planning vision to further enable Rancher Energy to continue on its fast track of becoming a valuable oil company. His employment continues the build-out of the Company's significant depth and maturity of our employees and the skills they can bring to bear to enable the Company to realize its objectives."

About Rancher Energy Corp.

Rancher Energy is an innovative oil & gas exploration and development company with a targeted strategy to reinvigorate older, historically productive oil fields in the hydrocarbon-rich Rocky Mountain region of the United States. Using CO2 injection coupled with other leading edge hydrocarbon recovery techniques including 3-D seismic data and directional drilling, Rancher Energy is extracting proven in-place oil that remains behind in mature fields. Rising energy demand and strong oil & gas prices combined with advances in oil recovery have made this strategy profitable. Rancher Energy is taking advantage of this convergence by acquiring low risk, high quality, historically productive plays with under-exploited reserves and developing customized enhanced recovery strategies to maximize production, turning their potential into profits.

Forward-Looking Statements

This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the Company's ability to obtain additional financing to develop the three properties it has acquired to purchase in the Powder River Basin, obtaining financing to construct pipeline and other infrastructure and for other operational and working capital purposes, the uncertainty of recovery factors for the EOR projects, the volatility of oil prices, general economic and business conditions, and other factors over which the Company has little or no control. The Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

ON BEHALF OF THE BOARD

Rancher Energy Corp.

John Works, President

Contact:

Investor Relations Contact:
Great Northwest Investor Relations Inc.
1-866-375-RNCH (7624)
Visit our website at http://www.rancherenergy.com/http://www.rancherenergy.com